Exhibit 2.12

JOINDER AGREEMENT

This Joinder Agreement (this “Joinder”), dated as of February 4, 2019, is entered into by TPR Residual Assets, LLC, a Delaware limited liability company (“Residual Holdco”), pursuant to that certain letter agreement, dated as of August 25, 2018 (the “Lock-Up Agreement”), entered into by EnCap Energy Capital Fund VIII, L.P., a Texas limited partnership, EnCap Energy Capital Fund VIII Co-Investors, L.P., a Texas limited partnership, EnCap Energy Capital Fund IX, L.P., a Texas limited partnership, and Travis Peak Resources, LLC, a Delaware limited liability company (“Resources”), for the benefit of Eclipse Resources Corporation, a Delaware corporation (“Parent”), and Blue Ridge Mountain Resources, Inc., a Delaware corporation (the “Company”). Each capitalized term used and not otherwise defined in this Joinder has the meaning given to such term in the Lock-Up Agreement.

Residual Holdco agrees, for the benefit of Parent and the Company, that Residual Holdco shall be bound by all of the terms and conditions of the Lock-Up Agreement, as if Residual Holdco were an original party thereto, effective upon the transfer by Resources to Residual Holdco of any shares of Parent Common Stock held by Resources. As promptly as reasonably practicable after the occurrence of any such transfer, Residual Holdco shall provide written notice thereof to Parent and the Company, specifying the number of shares of Parent Common Stock so transferred.

This Joinder shall serve as a counterpart signature page to, and shall be governed by the terms of, the Lock-Up Agreement. This Joinder shall not be amended or modified except by an instrument in writing executed by Residual Holdco, Parent and, prior to the effective time of the Merger, the Company. This Joinder shall be governed by and construed in accordance with the laws of the State of Delaware, without regard to the conflict of laws principles thereof.

[Signature Page Follows]

IN WITNESS WHEREOF, Residual Holdco has executed this Joinder as of the date first written above.

TPR RESIDUAL ASSETS, LLC

By:	/s/ Bryan Stahl
Name:	Bryan Stahl
Title:	Secretary

Signature Page to Joinder Agreement